Exhibit 10.12.5
February 18, 2010
Kuwait China Investment Company KSC
Dhow Tower, 19th Floor
Khalid Bin Waleed Street, Sharq, Kuwait
Re: Amendment to Promissory Note dated November 22, 2009
Dear Sir or Madam,
Redgate Media Group (“Redgate”) issued a promissory note to Kuwait China Investment Company KSC (“KCIC”) in the principal amount of $3,500,000 on November 22, 2009 (the “Note”). Pursuant to Section 9.4 of the Note Purchase Agreement, dated November 22, 2009, by and between KCIC and Redgate, and Section 8 of the Note, this letter agreement contains an amendment to Section 3 of the Note.
Section 3 of the Note shall be amended in its entirety to read as follows:
“3.     In addition, the Lender may at any time at its option elect to convert the entire outstanding Loan Amount into Class G Preference Shares at a price per share equal to $196.30 (the “Class G Price”); provided however, that if the Lender has received notice from the Company that the Company intends to repay the Loan Amount to the Lender, the Lender only has seven (7) days to elect to convert from receipt of such notice, and provided further, if the Company has after the date hereof, issued any new debt or equity securities to a third party investor at a price per share lower than the Class G Price, the Lender shall have the option to convert such Loan Amount at such lower price into shares of such new class. Such option under this Section 3 shall terminate and be of no further force and effect as of the earlier of the Maturity Date or the repayment by the Company of the Loan Amount. Any shares issued pursuant to this Section 3 shall be issued pursuant to the terms of the Company’s standard subscription agreement. Upon any such conversion, the accrued and unpaid interest on this Note may, at the option of the Lender, be payable in cash or Class G Preference Shares at the Class G Price. Subject to the remaining provisions of this Section 3, the Lender understands that if it exercises its right of conversion under this Section 3, its shares may not be sold to any other third party (including on the market) during the 180 day period following the date of the Qualified IPO (the “Lockup Period”). During the Lockup Period, the Lender shall have a put option (the “Put Option”) pursuant to which it may send a notice (the “Put Notice”) to the Company compelling it to purchase such number of the shares held by Lender as is specified in the Put Notice (the “Put Shares”). the price for the Put Shares shall be equal to the closing market trading price on the day the Company receives the Put Notice (in each case, the “Put Price”). The Put Price shall not become payable by the Company until expiry of the Lockup Period and then only in the circumstances specified in the remainder of this Section 3. At any time during the four week period following expiry of the Lockup Period, the Lender may serve a notice on the Company rescinding the earlier Put Notice and thereafter the Lender shall be free to sell the Put Shares on the public market. If no such notice is served during such four week period, the Company shall complete the purchase of the Put Shares at the Put Price within a further period of seven (7) days by telegraphic transfer of immediately available cleared funds to a US Dollar bank account nominated in writing by the Lender The Lender may only send one Put Notice to the Company during the Lockup Period.”

Please sign and date the signature page where indicated below to acknowledge your agreement to the amendment to the Note stated above.
Sincerely,
/s/ Robert W.H.S. Yung
Robert W.H.S. Yung
Director
Redgate Media Group
Acknowledged and Agreed:
Kuwait China Investment Company KSC
By: /s/ Ahmad Al Hamad
Name: Ahmad Al Hamad
Title: Managing Director